Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner, (269) 961-3799

Kellogg Company Reports Strong Second Quarter 2022 Results, Raises Full-Year Outlook
BATTLE CREEK, Mich. - August 4, 2022 - Kellogg Company (NYSE: K) today announced second quarter 2022 results that were stronger than expected and raised its full-year earnings guidance.
Highlights:

•Sustained strong net sales growth, led by snacks globally, international momentum in noodles and cereal, and faster-than-expected recovery in North America cereal, bolstered by positive price/mix.

•Mitigated the negative impacts on profit of high cost inflation, economy-wide bottlenecks and shortages, and the residual impact of last year's fire and strike through productivity and revenue growth management.

•Raised full-year guidance for organic-basis net sales growth, currency-neutral, adjusted operating profit and EPS, as well as cash flow, reflecting its better-than-expected performance in the first half, as well as underlying momentum and revenue growth management actions.

•Readying the Company for its recently announced, proposed separation of its North America Cereal and Plant-based businesses, targeted for completion by the end of 2023.

    "Our second quarter performance again demonstrated the strength of our portfolio and the skill and grit of our employees, who managed through an unusually challenging supply and cost environment and delivered strong financial results," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "We sustained notably strong growth momentum in snacks and emerging markets, while accelerating the recovery of supply and category share in our North America cereal business, all while leveraging productivity initiatives and revenue growth management to mitigate the impact of decades-high input cost inflation."

Mr. Cahillane added, "Our improved full-year outlook incorporates not only our better-than-expected results of the first half, but also confidence in our ability to continue to manage through the current supply and cost challenges while sustaining momentum in our world-class brands. And even as we prepare for one of our biggest portfolio transformations yet, the proposed separation into three independent companies, we remain laser focused on delivering on this improved outlook."

Financial Summary:	Quarter ended			Year-to-date period ended
(millions, except per share data)	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change
Reported Net Sales	$3,864	$3,555	8.7%	$7,536	$7,139	5.6%
Organic Net Sales *	$3,989	$3,555	12.2%	$7,722	$7,139	8.2%

Reported Operating Profit	$415	$504	(17.7)%	$932	$976	(4.5)%
Adjusted Operating Profit *	$529	$497	6.5%	$1,005	$994	1.1%
Currency-Neutral Adjusted Operating Profit *	$546	$497	9.9%	$1,031	$994	3.7%

Reported Diluted Earnings Per Share	$0.95	$1.11	(14.4)%	$2.19	$2.18	0.5%
Adjusted Diluted Earnings Per Share *	$1.18	$1.14	3.5%	$2.28	$2.24	1.8%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.23	$1.14	7.9%	$2.36	$2.24	5.4%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Second Quarter Consolidated Results
    Kellogg’s second quarter 2022 GAAP (or "reported") net sales increased by 9% year on year, as positive price/mix and in-market momentum in snacks, noodles and other, and international cereal were complemented by faster-than-expected recovery in North America cereal, and more than offset the impacts of price elasticity and adverse currency translation. On an organic basis, which excludes the impact of currency, the Company's net sales grew just over 12%.

Through the first half of 2022, Kellogg’s net sales increased by 6% as positive price/mix and in-market momentum in snacks, noodles and other, and international cereal more than offset adverse currency translation and the impact on first-quarter shipments of low inventories in North America cereal. On an organic basis, which excludes the impact of currency, the Company's net sales grew just over 8%.

Reported operating profit in the second quarter decreased nearly 18% year on year, as the strong net sales growth was more than offset by unfavorable mark-to-market impacts and adverse currency translation. On an adjusted basis, which excludes mark-to-market and one-time charges, operating profit increased by nearly 7%, and by 10% excluding currency translation.

Through the first half, reported operating profit declined by less than 5% year on year, as price/mix and net sales momentum in snacks globally and in other international businesses was more than offset by unfavorable mark-to-market impacts, adverse currency translation, and the negative sales and cost impact of recovering inventories in North America cereal following last year’s fire and strike. On an adjusted basis, which excludes mark-to-market and one-time charges, operating profit increased by 1%, and by 4% excluding currency translation.

Reported earnings per share in the second quarter declined by 14% year on year, due to unfavorable mark-to-market impacts and adverse currency translation. On an adjusted basis, which excludes one-time charges, earnings per share increased by 4%, and excluding currency translation, adjusted earnings per share improved year on year by 8%.

Through the first half, earnings per share increased by less than 1% year on year, as a lower reported effective tax rate more than offset unfavorable mark-to-market impacts and adverse currency translation. On an adjusted basis, which excludes one-time charges, earnings per share increased by 2%, and by 5% excluding currency translation.

Year-to-date net cash provided by operating activities was $805 million, representing an increase over the year-earlier period's $687 million, primarily reflecting lower incentive compensation payments in the first quarter. After capital expenditures of $267 million, cash flow, defined as net cash provided by operating activities less capital expenditure, was $538 million through the first six months of the year, a significant increase from the prior-year period's $386 million.

Second Quarter Business Performance

Please refer to the segment tables in the back of this document.
     In the second quarter and first half, the Company continued to execute well in a challenging business environment, marked by unusually high cost inflation and economy-wide bottlenecks and shortages. Led by its snacks brands around the world, and bolstered by price/mix growth stemming from revenue growth management actions, the Company sustained strong, broad-based net sales growth. These revenue growth management actions combined with productivity to mitigate the profit impact of high costs and supply disruptions. The Company also preserved financial flexibility through increased generation of cash. Meanwhile, the organization continued to work toward executing the previously announced, proposed separation of the company's North America cereal and plant-based foods businesses, which are targeted for completion by the end of 2023.

Kellogg North America’s reported net sales in the second quarter increased by 12% year on year, driven by price/mix growth from revenue growth management actions, as well as volume growth related to in-market momentum in snacks, and a faster-than-expected recovery in shipments and share in North America cereal. On an organic basis, net sales increased by 12% year on year. Kellogg North America's reported operating profit increased by 5%, as higher net sales were partially offset by high input and logistics costs and increased one-time charges. On an adjusted and currency-neutral adjusted basis, which exclude one-time charges, operating profit increased by 7%.

Through the first half, Kellogg North America's reported net sales increased by 5%, as price/mix and momentum in snacks more than offset the negative sales and cost impact of recovering inventories in North America cereal following last year’s fire and strike. On an organic basis, net sales grew by 6%. Kellogg North America's reported operating profit declined by 3% year on year, as the benefit of price/mix and net sales momentum in snacks was more than offset by higher one-time charges and the negative sales and cost impact of recovering inventories in North America cereal following last year’s fire and strike. On an adjusted and currency-neutral adjusted basis, operating profit decreased by 1%.

Kellogg Europe's reported net sales declined 3% year on year in the second quarter, as significantly adverse foreign currency translation more than offset price/mix and net sales momentum in snacks and cereal. On an organic basis, which excludes the impact of foreign currency translation, net sales increased 8%. Kellogg Europe’s reported operating profit increased by 6% year on year, despite adverse foreign currency translation. Adjusted-basis operating profit increased by 6%, and by 16% excluding currency.

Through the first half, Kellogg Europe's reported net sales decreased by less than 1%, due to significantly adverse currency translation, which more than offset price/mix and net sales momentum in snacks and cereal. On an organic basis, net sales increased by 8%. Kellogg Europe’s reported operating profit increased by 13% year on year, despite adverse currency translation. On an adjusted basis, operating profit increased by 13%, and on a currency-neutral adjusted basis, operating profit increased by 22%.

Kellogg Latin America's second quarter reported net sales increased 8% year on year, as price/mix and net sales momentum in snacks more than offset the impact of adverse foreign currency translation. On an organic basis, net sales increased by 9%. Reported operating profit grew by 24% year on year, as the increased net sales and mark-to-market gains more than offset adverse foreign currency translation. Adjusted and currency neutral adjusted operating profit increased by 1% and 4%, respectively.

Through the first half, Kellogg Latin America's reported net sales increased by 8% year on year, on price/ mix and net sales momentum in snacks, as well as slightly favorable foreign currency translation. On an organic basis, net sales increased by approximately 8%. Kellogg Latin America's reported operating profit decreased by 9% year on year, as the impact of increased net sales and lower one-time charges was more than offset by high cost inflation and adverse foreign currency translation, as well as by lapping strong growth in the year-earlier period. On an adjusted basis, operating profit decreased by 13%, while on a currency-neutral adjusted basis, operating profit decreased by 11%.

Kellogg Asia Pacific, Middle East and Africa's ("AMEA's") second quarter reported net sales increased by 11% year on year, as price/mix and net sales momentum in snacks, noodles and other, and cereal more than offset the impact of significantly adverse foreign currency translation. On an organic basis, net sales increased by 18%. Kellogg AMEA's reported operating profit decreased by 1%, as higher net sales were offset by high cost inflation and adverse currency translation. On an adjusted basis, operating profit decreased by 1%, and on a currency-neutral adjusted basis, operating profit increased by 5%.

Through the first half, Kellogg AMEA's reported net sales increased by 12% year on year, as price/mix and net sales momentum in snacks, noodles and other, and cereal more than offset adverse foreign currency translation. On an organic basis, net sales increased by 18%. Kellogg AMEA's reported operating profit increased by 2%, as the impact of increased net sales more than offset high cost inflation and adverse currency translation. On an adjusted basis, operating profit increased 2% and on a currency- neutral adjusted basis, operating profit increased nearly 8%.

Kellogg Raises Full-Year Financial Guidance
Reflecting its strong first-half results, underlying trends, and confidence in its second-half plans, Kellogg Company has raised its full-year 2022 guidance as follows:

•Raises its guidance for organic-basis net sales growth to +7-8%, from its prior guidance of approximately 4%. This reflects better-than-expected growth in the first half, as well as revenue growth management actions and good in-market momentum, particularly in snacks and emerging markets.

•Raises its guidance for adjusted-basis operating profit growth to +4-5% on a currency-neutral basis, from its prior guidance of +1-2%. This reflects the Company's better-than-expected results of the first half, and already incorporates continued high cost inflation and resumption of investment in the second half.

•Raises its guidance for adjusted-basis earnings per share growth to approximately +2% on a currency-neutral basis, from prior guidance of +1-2%, reflecting the improved operating profit outlook, partially offset by a reduction in non-operating, non-cash pension income, stemming from a remeasurement that now reflects this year's higher interest rates and sharply lower equity and bond values.

•Raises its guidance for net cash provided by operating activities to approximately $1.8 billion, from prior guidance of $1.7-1.8 billion, with capital expenditure of approximately $0.6 billion, even after incorporating approximately $70-$80 million of incremental one-time charges related to the proposed separation transactions. As a result, cash flow is expected to be approximately $1.2 billion, up from prior guidance of $1.1-1.2 billion.

Excluded from this guidance are any significant supply chain or other prolonged market disruptions related to the pandemic or the global economy.

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.
Separation Transactions
On June 21, 2022, Kellogg announced its plans to separate into three independent companies, as its latest efforts to transform its portfolio. This would be effected by the tax-free spin-off of its U.S., Canadian, and Caribbean cereal business (temporarily named "North America Cereal Co.") and its U.S., Canadian, and Caribbean plant-based foods business (temporarily named "Plant Co."). For Plant Co., we are also exploring other strategic alternatives, including a possible sale. The remaining business (temporarily named "Global Snacking Co.") will be comprised of the global snacks, international cereal, international noodles, and North America frozen breakfast businesses, which accounted for about 80% of Kellogg Company's 2021 net sales. Management believes the separation will create greater strategic, operational, and financial focus for each company, and greater visibility into their respective performance. The transactions are targeted to be completed by the end of 2023. The transactions will follow the satisfaction of customary conditions, including reviews and final approval by Kellogg’s Board of Directors, receipt of an Internal Revenue Service ruling and relevant tax opinions with respect to the tax-free nature of the transactions, effectiveness of appropriate filings with the U.S. Securities and Exchange Commission, and the completion of audited financials of the independent companies. For further information, please refer to Kellogg Company's press release and investor presentation, dated June 21, 2022, both of which can be found at http://investor.kelloggs.com. Additional, updated information is also available at unleashingourpotential.com.
Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, August 4, 2022 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
    At Kellogg Company (NYSE: K), our vision is a good and just world where people are not just fed but fulfilled. We are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2021 were nearly $14.2 billion, comprised principally of snacks and convenience foods like cereal, frozen foods, and noodles. As part of our Kellogg's® Better Days ESG strategy, we're addressing the interconnected issues of wellbeing, climate and food security, creating Better Days for 3 billion people by the end of 2030. Visit www.KelloggCompany.com.

Non-GAAP Financial Measures

    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, and foreign currency, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted: gross profit, gross margin, operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the proposed separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the proposed separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted other income (expense): We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and certain equity investments, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's other income (expense), excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the proposed separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate, and other impacts to tax expense, including tax reform in the UK and certain foreign valuation allowances. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

    Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2022:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Separation costs (pre-tax)		$70-$80M	$0.21-$0.23
Business and portfolio realignment (pre-tax)		$30-$40M	$0.09-$0.12
Income tax impact applicable to adjustments, net**			~$0.09
Currency-neutral adjusted guidance*		4-5%	~2%
Organic guidance*	7-8%
* 2022 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2022 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2022
Net cash provided by (used in) operating activities	$1.8
Additions to properties	~($0.6)
Cash Flow	~$1.2

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the anticipated separation of the Company's North American cereal and plant-based foods businesses, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including the ability to effect the separation transactions and to meet the conditions related thereto; the ability of the separated companies to each succeed as a standalone publicly traded company; potential uncertainty during the pendency of the separation transactions that could affect the Company’s financial performance; the possibility that the separation transactions will not be completed within the anticipated time period or at all, including with respect to the potential sale of our plant-based business; the possibility that the separation transactions will not achieve their intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation or unanticipated costs in connection with the separation transactions; uncertainty of the expected financial performance of the Company or the separated companies following completion of the separation transactions; negative effects of the announcement or pendency of the separation transactions on the market price of the Company’s securities and/or on the financial performance of the Company; uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the residual impact of the 12-week labor strike at the Company's U.S. cereal plants and a fire at one of the plants, the impact of the war in Ukraine including the potential for broader economic disruption, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$3,864	$3,555	$7,536	$7,139
Cost of goods sold	2,721	2,331	5,234	4,749
Selling, general and administrative expense	728	720	1,370	1,414
Operating profit	415	504	932	976
Interest expense	54	58	110	117
Other income (expense), net	60	86	134	155
Income before income taxes	421	532	956	1,014
Income taxes	97	144	209	253
Earnings (loss) from unconsolidated entities	2	(3)	3	(5)
Net income	326	385	750	756
Net income (loss) attributable to noncontrolling interests	—	5	2	8
Net income attributable to Kellogg Company	$326	$380	$748	$748
Per share amounts:
Basic earnings	$0.96	$1.12	$2.20	$2.19
Diluted earnings	$0.95	$1.11	$2.19	$2.18
Average shares outstanding:
Basic	339	341	340	341
Diluted	342	343	342	343
Actual shares outstanding at period end			340	341

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	July 2, 2022	July 3, 2021
Operating activities
Net income	$750	$756
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	238	232
Postretirement benefit plan expense (benefit)	(137)	(137)
Deferred income taxes	32	50
Stock compensation	35	39
Other	8	3
Postretirement benefit plan contributions	(12)	(10)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(343)	(138)
Inventories	(306)	(89)
Accounts payable	468	139
All other current assets and liabilities	72	(158)
Net cash provided by (used in) operating activities	805	687
Investing activities
Additions to properties	(267)	(301)
Issuance of notes receivable	—	(29)
Repayments from notes receivable	10	28
Investments in unconsolidated entities	—	(10)
Purchases of available for sale securities	(10)	(5)
Sales of available for sale securities	9	6
Settlement of net investment hedges	37	(8)
Collateral paid on derivatives	(103)	(20)
Other	6	9
Net cash provided by (used in) investing activities	(318)	(330)
Financing activities
Net issuances (reductions) of notes payable	183	450
Issuances of long-term debt	—	361
Reductions of long-term debt	(28)	(616)
Net issuances of common stock	173	38
Common stock repurchases	(300)	(240)
Cash dividends	(394)	(392)
Other	(17)	(2)
Net cash provided by (used in) financing activities	(383)	(401)
Effect of exchange rate changes on cash and cash equivalents	(67)	4
Increase (decrease) in cash and cash equivalents	37	(40)
Cash and cash equivalents at beginning of period	286	435
Cash and cash equivalents at end of period	$323	$395

Kellogg Defined Cash Flow:
Net cash provided by (used in) operating activities	$805	$687
Additions to properties	(267)	(301)
Cash flow (operating cash flow less property additions) (a)	$538	$386
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	July 2, 2022	January 1, 2022
	(unaudited)	*
Current assets
Cash and cash equivalents	$323	$286
Accounts receivable, net	1,884	1,489
Inventories	1,678	1,398
Other current assets	376	221
Total current assets	4,261	3,394
Property, net	3,656	3,827
Operating lease right-of-use assets	643	640
Goodwill	5,744	5,771
Other intangibles, net	2,360	2,409
Investments in unconsolidated entities	426	424
Other assets	1,847	1,713
Total assets	$18,937	$18,178
Current liabilities
Current maturities of long-term debt	$854	$712
Notes payable	320	137
Accounts payable	2,866	2,573
Current operating lease liabilities	122	116
Accrued advertising and promotion	776	714
Accrued salaries and wages	236	300
Other current liabilities	877	763
Total current liabilities	6,051	5,315
Long-term debt	5,838	6,262
Operating lease liabilities	502	502
Deferred income taxes	866	722
Pension liability	624	706
Other liabilities	498	456
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	1,008	1,023
Retained earnings	9,387	9,028
Treasury stock, at cost	(4,817)	(4,715)
Accumulated other comprehensive income (loss)	(1,601)	(1,721)
Total Kellogg Company equity	4,082	3,720
Noncontrolling interests	476	495
Total equity	4,558	4,215
Total liabilities and equity	$18,937	$18,178
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended July 2, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$107	$(4)	$(104)	$9	$—	$(95)	$(0.28)
Separation costs (pre-tax)	—	4	(4)	—	—	(4)	(0.01)
Business and portfolio realignment (pre-tax)	2	4	(6)	—	—	(6)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	(27)	27	0.08
Foreign currency impact	(86)	(22)	(17)	(2)	(1)	(18)	(0.05)
Adjustments to adjusted basis	$24	$(18)	$(131)	$7	$(28)	$(96)	$(0.28)

	Quarter ended July 3, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(11)	$(2)	$13	$10	$—	$23	$0.07
Business and portfolio realignment (pre-tax)	1	4	(5)	—	—	(5)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	4	(4)	(0.01)
UK tax rate change	—	—	—	—	23	(23)	(0.07)
Adjustments to adjusted basis	$(10)	$3	$8	$10	$27	$(9)	$(0.03)

	Year-to-date period ended July 2, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$60	$(4)	$(56)	$30	$—	$(26)	$(0.08)
Separation costs (pre-tax)	—	4	(4)	—	—	(4)	(0.01)
Business and portfolio realignment (pre-tax)	6	7	(13)	—	—	(13)	(0.04)
Income tax impact applicable to adjustments, net*	—	—	—	—	(11)	11	0.04
Foreign currency impact	(128)	(32)	(26)	(2)	(2)	(26)	(0.08)
Adjustments to adjusted basis	$(62)	$(25)	$(99)	$28	$(13)	$(59)	$(0.17)

	Year-to-date period ended July 3, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$12	$(7)	$(6)	$20	$—	$14	$0.04
Business and portfolio realignment (pre-tax)	2	10	(13)	—	—	(13)	(0.03)
Income tax impact applicable to adjustments, net*	—	—	—	—	1	(1)	—
UK tax rate change	—	—	—	—	23	(23)	(0.07)
Adjustments to adjusted basis	$15	$3	$(18)	$20	$23	$(22)	$(0.06)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended July 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,249	$598	$288	$732	$(2)	$3,864
Foreign currency impact	(8)	(68)	(2)	(47)	—	(125)
Organic net sales	$2,257	$666	$290	$779	$(2)	$3,989

Quarter ended July 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,013	$618	$266	$658	$—	$3,555

% change - 2022 vs. 2021:
Reported growth	11.8%	(3.3)%	8.2%	11.2%	—%	8.7%
Foreign currency impact	(0.4)%	(11.0)%	(0.8)%	(7.2)%	—%	(3.5)%
Organic growth	12.2%	7.7%	9.0%	18.4%	—%	12.2%
Volume (tonnage)	1.7%	(2.5)%	(5.5)%	(4.4)%	—%	(1.5)%
Pricing/mix	10.5%	10.2%	14.5%	22.8%	—%	13.7%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Year-to-date period ended July 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$4,358	$1,187	$543	$1,450	$(3)	$7,536
Foreign currency impact	(8)	(103)	4	(79)	—	(187)
Organic net sales	$4,366	$1,290	$540	$1,530	$(3)	$7,722

Year-to-date period ended July 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$4,143	$1,196	$502	$1,298	$—	$7,139
% change - 2022 vs. 2021:
Reported growth	5.3%	(0.8)%	8.3%	11.7%	—%	5.6%
Foreign currency impact	(0.2)%	(8.6)%	0.8%	(6.1)%	—%	(2.6)%
Organic growth	5.5%	7.8%	7.5%	17.8%	—%	8.2%
Volume (tonnage)	(3.5)%	(2.1)%	(5.9)%	(3.7)%	—%	(3.6)%
Pricing/mix	9.0%	9.9%	13.4%	21.5%	—%	11.8%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year-to-date period ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported gross profit	$1,143	$1,225	$2,302	$2,391
Mark-to-market	(107)	11	(60)	(12)
Business and portfolio realignment	(2)	(1)	(6)	(2)
Adjusted gross profit	1,253	1,215	2,368	2,405
Foreign currency impact	(39)	—	(58)	—
Currency-neutral adjusted gross profit	$1,292	$1,215	$2,426	$2,405
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended		Year-to-date period ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported gross margin	29.6%	34.5%	30.5%	33.5%
Mark-to-market	(2.8)%	0.4%	(0.8)%	(0.2)%
Business and portfolio realignment	—%	(0.1)%	(0.1)%	—%
Adjusted gross margin	32.4%	34.2%	31.4%	33.7%
Foreign currency impact	—%	—%	—%	—%
Currency-neutral adjusted gross margin	32.4%	34.2%	31.4%	33.7%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended July 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$382	$107	$39	$62	$(175)	$415
Mark-to-market	—	—	7	—	(110)	(104)
Separation costs	(4)	—	—	—	—	(4)
Business and portfolio realignment	(6)	—	—	—	—	(6)
Adjusted operating profit	$392	$107	$33	$62	$(65)	$529
Foreign currency impact	(1)	(11)	(1)	(4)	—	(17)
Currency-neutral adjusted operating profit	$393	$117	$33	$66	$(64)	$546

Quarter ended July 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$363	$101	$32	$63	$(54)	$504
Mark-to-market	—	—	(1)	—	13	13
Business and portfolio realignment	(3)	—	—	—	(2)	(5)
Adjusted operating profit	$367	$101	$32	$63	$(66)	$497

% change - 2022 vs. 2021:
Reported growth	5.3%	5.7%	24.1%	(1.4)%	(221.9)%	(17.7)%
Mark-to-market	—%	—%	23.3%	—%	(226.0)%	(23.2)%
Separation costs	(1.2)%	—%	—%	—%	—%	(0.9)%
Business and portfolio realignment	(0.5)%	(0.1)%	(0.4)%	(0.2)%	2.5%	(0.1)%
Adjusted growth	7.0%	5.8%	1.2%	(1.2)%	1.6%	6.5%
Foreign currency impact	(0.3)%	(10.5)%	(2.7)%	(6.0)%	(0.7)%	(3.4)%
Currency-neutral adjusted growth	7.3%	16.3%	3.9%	4.8%	2.3%	9.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year-to-date period ended July 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$721	$204	$53	$128	$(175)	$932
Mark-to-market	—	—	(1)	—	(55)	(56)
Separation costs	(4)	—	—	—	—	(4)
Business and portfolio realignment	(12)	—	—	—	(1)	(13)
Adjusted operating profit	$738	$204	$54	$128	$(119)	$1,005
Foreign currency impact	(1)	(16)	(2)	(7)	—	(26)
Currency-neutral adjusted operating profit	$738	$220	$56	$135	$(119)	$1,031

Year-to-date period ended July 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$742	$181	$59	$126	$(132)	$976
Mark-to-market	—	—	(1)	—	(5)	(6)
Business and portfolio realignment	(6)	—	(4)	—	(3)	(13)
Adjusted operating profit	$748	$181	$63	$126	$(124)	$994

% change - 2022 vs. 2021:
Reported growth	(2.8)%	12.7%	(8.8)%	2.0%	(33.2)%	(4.5)%
Mark-to-market	—%	—%	(0.6)%	—%	(38.2)%	(5.1)%
Separation costs	(0.6)%	—%	—%	—%	—%	(0.5)%
Business and portfolio realignment	(0.8)%	(0.1)%	5.2%	—%	1.4%	—%
Adjusted growth	(1.4)%	12.8%	(13.4)%	2.0%	3.6%	1.1%
Foreign currency impact	(0.1)%	(8.9)%	(2.5)%	(5.5)%	(0.3)%	(2.6)%
Currency-neutral adjusted growth	(1.3)%	21.7%	(10.9)%	7.5%	3.9%	3.7%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Other Income (Expense) to Adjusted Other Income (Expense)

	Quarter ended		Year-to-date period ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported other income (expense)	$60	$86	$134	$155
Mark-to-market (pre-tax)	9	10	30	20
Adjusted other income (expense)	$51	$76	$105	$135
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year-to-date period ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported income taxes	$97	$144	$209	$253
Mark-to-market	(25)	6	(5)	4
Separation costs	(1)	—	(1)	—
Business and portfolio realignment	(1)	(2)	(5)	(3)
UK tax rate change	—	23	—	23
Adjusted income taxes	$124	$116	$220	$229
Reported effective tax rate	23.0%	26.9%	21.9%	24.9%
Mark-to-market	(0.6)%	—%	0.1%	—%
Separation costs	—%	—%	—%	—%
Business and portfolio realignment	0.1%	(0.1)%	(0.3)%	—%
UK tax rate change	—%	4.4%	—%	2.3%
Adjusted effective tax rate	23.5%	22.6%	22.0%	22.6%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year-to-date period ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported EPS	$0.95	$1.11	$2.19	$2.18
Mark-to-market (pre-tax)	(0.28)	0.07	(0.08)	0.04
Separation costs (pre-tax)	(0.01)	—	(0.01)	—
Business and portfolio realignment (pre-tax)	(0.02)	(0.02)	(0.04)	(0.03)
Income tax impact applicable to adjustments, net*	0.08	(0.01)	0.04	—
UK tax rate change	—	(0.07)	—	(0.07)
Adjusted EPS	$1.18	$1.14	$2.28	$2.24
Foreign currency impact	(0.05)	—	(0.08)	—
Currency-neutral adjusted EPS	$1.23	$1.14	$2.36	$2.24
Currency-neutral adjusted EPS growth	7.9%		5.4%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth

Net sales % change - second quarter 2022 vs. 2021:
	Reported Net Sales	Foreign Currency	Organic Net Sales
North America
Snacks	17.8%	(0.2)%	18.0%
Cereal	7.6%	(0.7)%	8.3%
Frozen	(4.2)%	(0.3)%	(3.9)%
Europe
Snacks	2.7%	(11.0)%	13.7%
Cereal	(9.2)%	(11.0)%	1.8%
Latin America
Snacks	28.4%	1.3%	27.1%
Cereal	(2.4)%	(1.8)%	(0.6)%
AMEA
Snacks	19.7%	(7.2)%	26.9%
Cereal	(3.8)%	(10.8)%	7.0%
Noodles and other	19.1%	(4.4)%	23.5%

Net sales % change - second quarter year-to-date 2022 vs. 2021:
	Reported Net Sales	Foreign Currency	Organic Net Sales
North America
Snacks	11.3%	(0.1)%	11.4%
Cereal	(1.7)%	(0.3)%	(1.4)%
Frozen	(3.1)%	(0.1)%	(3.0)%
Europe
Snacks	5.9%	(9.1)%	15.0%
Cereal	(7.1)%	(8.2)%	1.1%
Latin America
Snacks	28.4%	3.8%	24.6%
Cereal	(1.9)%	(0.8)%	(1.1)%
AMEA
Snacks	18.3%	(5.4)%	23.7%
Cereal	(3.2)%	(8.6)%	5.4%
Noodles and other	20.9%	(4.4)%	25.3%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	July 2, 2022	July 3, 2021
Notes payable	$320	$551
Current maturities of long-term debt	854	17
Long-term debt	5,838	7,029
Total debt liabilities	7,012	7,597
Less:
Cash and cash equivalents	(323)	(395)
Net debt	$6,689	$7,202

Significant items impacting comparability

Mark-to-market
We recognize mark-to-market adjustments for pension and postretirement benefit plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Mark-to-market gains/losses for certain equity investments are recorded based on observable price changes. Changes between contract and market prices for commodity contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market loss of $95 million and $26 million for the quarter and year-to-date periods ended July 2, 2022, respectively. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $10 million and $31 million for the quarter and year-to-date periods ended July 2, 2022, respectively. Additionally, we recorded a pre-tax mark-to-market benefit of $23 million and $14 million for the quarter and year-to-date periods ended July 3, 2021, respectively. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $10 million and $20 million for the quarter and year-to-date periods ended July 3, 2021, respectively.

Separation costs
In June of 2022, the Company announced its intent to separate its North American cereal and plant-based foods businesses, via tax-free spin-offs, resulting in three independent companies. While we announced a plan to separate our plant-based food business through a tax free spin-off, we are also exploring other strategic alternatives, including a possible sale. As a result, we incurred pre-tax charges related to the proposed separations, primarily related to legal and consulting costs, of $4 million for the quarter and year-to-date periods ended July 2, 2022.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $6 million and $13 million for the quarter and year-to-date periods ended July 2, 2022, respectively. We also recorded pre-tax charges of $5 million and $13 million for the quarter ended July 3, 2021, respectively.

UK tax rate change
During the second quarter of 2021, the Company recorded tax expense of $23 million as a result of tax legislation enacted in the UK in June 2021, which increased the statutory UK tax rate from 19 percent to 25 percent and required us to re-value our net UK deferred tax liability balance to reflect this higher rate.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.